Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-197076) pertaining to TimkenSteel Corporation Savings Plan for Certain Bargaining Employees;
(2)	Registration Statement (Form S-8 No. 333-197077) pertaining to TimkenSteel Corporation Savings and Investment Pension Plan;
(3)	Registration Statement (Form S-8 No. 333-197078) pertaining to TimkenSteel Corporation 2014 Equity and Incentive Compensation Plan; and
(4)	Registration Statement (Form S-8 No. 333-197079) pertaining to TimkenSteel Corporation Voluntary Investment Pension Plan

of our report dated March 2, 2015, except for Note 15, as to which the date is January 8, 2016, with respect to the consolidated financial statements and schedule of TimkenSteel Corporation included in this Current Report (Form 8-K) dated January 8, 2016.

/s/ Ernst & Young LLP
Cleveland, Ohio
January 8, 2016